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                                                                   EXHIBIT 99.2

                     NINETEENTH JUDICIAL CIRCUIT OF VIRGINIA

                         Fairfax County Judicial Center
                             4110 Chain Bridge Road
                          Fairfax, Virginia 22030-4009


                  County of Fairfax        City of Fairfax


                                  March 8, 2000

Gregory A. Markel, Esquire
John B. Missing, Esquire
Andrew M. Herskowitz, Esquire
Brobeck, Phleger & Harrison LLP
701 Pennsylvania Avenue, N.W., Suite 220
Washington, D.C. 20004

Jeffrey A. Rosen, Esquire
Thomas A. Clare, Esquire
Andrew M. Clubok, Esquire
M. Todd Henderson, Esquire
Kirkland & Ellis
655 Fifteenth Street, N.W., Twelfth Floor
Washington, D.C. 20005

         Re:  HOTJOBS.COM.LTD. V. DIGITAL CITY, INC., Chancery No. 164237
              --------------------------------------

Dear Counsel:

         This case came before the Court on January 31 and February 1, 2000, on the Plaintiff's Motion for a Preliminary Injunction.

Factual Background

         This is a suit for specific performance of an Internet advertising and information placement contract. Plaintiff HotJobs.com ("HotJobs") is an Internet employment exchange and recruiting company that offers Internet-based job offerings and the ability to search aggregated job listings. HotJobs publishes employment listings on its website. Digital City, Inc. ("DCI") is a provider of interactive local information on the Internet, in the form of "city guides" for approximately 60 metropolitan areas, including information about local weather, sports, entertainment, and classified advertising. DCI publishes this information on its website. DCI is a subsidiary of America OnLine, Inc. (AOL).

         On October 29, 1999, HotJobs and DCI entered into a contract in the form of an Advertising Agreement, whereby DCI promised to display advertisements for HotJobs for the period November 15, 1999 to November 14, 2000 for a monthly payment of $45,000 - $540,000 total for the one year contract. The advertisements, consisting of job listings,

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promotions, and banners, were to be displayed on DCI's "distribution network".
The "distribution network" is comprised of the Internet Service Providers ("ISPs") for which DCI supplies local content webpages: AOL, Compuserve, Netscape, and MCI Worldcom. The contract, a standard form drafted by DCI, includes provisions setting forth the conditions under which each party may terminate the agreement or cancel or modify advertisements.

         Due to technical difficulties with the datafeed provided by HotJobs to DCI1 , HotJobs's advertisements did not begin to be displayed on DCI1 s distribution network on November 15, 1999. On December 2, 1999, AOL announced that it had entered into an exclusive agreement with Monster.com, a main competitor of HotJobs, under which Monster.com would have the exclusive right to display employment advertising on the websites operated by AOL and its subsidiaries (including Compuserve, Netscape, and DCI). On the same day, DCI faxed a letter to HotJobs, providing it with "written notice of DCI's exercise of its option to have the Agreement expire in thirty (30) days." HotJobs's counsel responded the next day, asserting that the Agreement did not contain any provision for unilateral cancellation other than under certain conditions specified in the Agreement, which were not met. DCI replied on December 6, 1999, asserting that it could terminate the Agreement under the provision "DCI reserves the right to cancel and remove at any time any Advertisement for any reason upon thirty (30) days' advance written notice to Advertiser..." and further asserting that it would honor its obligations to display HotJobs advertising until January 2, 2000. However, no HotJobs advertisements were ever displayed by DCI.2

         On December 23, 1999, HotJobs filed this action for specific performance, alleging that DCI had breached the Agreement by unilaterally canceling it with 30 days notice and, in so doing, caused HotJobs irreparable harm for which money damages are not an adequate remedy. HotJobs asserts that the terms of the Agreement do not permit DCI to cancel the entire agreement -- except under certain conditions which do not exist here - but rather that the provision cited by DCI refers to DCI's right to cancel any individual advertisement of the uncounted numbers of individual advertisements subject to the Agreement, when there is a good faith and reasonable basis for such cancellation. As a result, HotJobs asserts that DCI's actions constitute a breach of the Agreement.

         HotJobs further contends that DCI's distribution network, which was to display the subject advertisements, represents a unique market opportunity because it reaches 78% of all Internet users and that, by breaching the Agreement, DCI has not only taken access to this unique market opportunity away from HotJobs, but has given it to HotJobs' competitor, Monster. HotJobs also alleges bad faith by AOL in entering into an exclusive agreement with Monster when it knew or should have known that such an agreement was in conflict with existing DCI contracts. HotJobs contends that money damages are not an appropriate remedy because of the difficulty in valuing the lost advertising opportunities. It argues that specific performance is therefore appropriate.

         HotJobs argues that the Internet is different from any other medium - i.e. print, radio, TV - because it is interactive3 and that makes this case different than traditional advertising cases. It also argues that the Agreement does not bar specific performance as a remedy but merely limits the amount of money damages.

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         In opposing the preliminary injunction, DCI argues that (1) the usual law of contracts precludes specific performance of advertising contracts; (2) the explicit terms of the Agreement allow it to cancel the Agreement in its entirety on 30 days notice for any reason and that it complied with those terms;
(3) the advertising opportunity that is the subject of the Agreement is not unique enough for the harm to be irreparable and not sufficiently difficult to value to preclude the adequacy of money damages; (4) courts don't compel specific performance of advertising agreements; (5) HotJobs's remedies in the event of a breach of the Agreement are limited by provisions in the agreement;
(6) the First Amendment prohibits compelled speech, including compelled publication of advertising; and (7) harm would be done to third-parties not before the Court.

STANDARDS FOR A PRELIMINARY INJUNCTION

         Generally, to secure an injunction, a party must show irreparable harm and lack of an adequate remedy at law. WRIGHT V. CASTLES, 232 Va. 218 (1986). Although the Virginia Supreme Court has not set forth standards for granting or denying a preliminary injunction, this Court 4 has adopted the standard set forth by the United States Court of Appeals for the Fourth Circuit. The Court must consider the following four factors in a balancing test:

         (1) the likelihood of irreparable harm to the plaintiff if the injunction is denied;

         (2) the likelihood of irreparable harm to the defendant if the injunction is granted;

         (3)      the likelihood that the plaintiff will succeed on the merits;
                  and

         (4)      the public interest.

RUM CREEK COAL SALES INC. V. CAPERTON, 926 F.2d 353 (4th Cir. 1991).

LIKELIHOOD OF SUCCESS ON THE MERITS

         Likelihood of success on the merits has two components that must be examined here: (1) whether HotJobs can prove that DCI breached the contract and
(2) whether specific performance is the appropriate remedy. 5

         With respect to DCI's alleged breach of the contract, HotJobs argues that the Agreement gives DCI the right to terminate the entire Agreement only under certain conditions, which are not operative here. It further argues that the provision upon which DCI relies only permits DCI to "cancel and remove" an INDIVIDUAL ADVERTISEMENT for any reason, not to cancel and remove all of the thousands of advertisements contemplated under the Agreement. Finally, it argues that Virginia law prohibits a party from exercising contractual discretion in bad faith, and therefore DCI cannot cancel and remove each of the individual thousands of advertisements for the sole purpose of not performing its contract with HotJobs in order to preserve its parent company's exclusive agreement with HotJobs's competitor.

         DCI argues that the Agreement explicitly gives it the right to cancel the entire Agreement on 30 days notice for any reason; that the Agreement is plain and unambiguous in its terms; and that the Court cannot change the words agreed to by the parties. It further argues that Virginia law does not impose an implied covenant of good faith and fair dealing on the parties.

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         While the Agreement does not define the word "Advertisement", it is very clear from both the context of the provision upon which DCI relied and the Agreement as a whole that

         "DCI reserves the right to cancel and remove at any time any Advertisement for any reason upon thirty (30) days' advance written notice to Advertiser (or upon such shorter notice as may be designated by DCI in the event that DCI believes in good faith that further display of the Advertisement will expose DCI to liability or other adverse consequences)"6 gives DCI the right to remove from display on the distribution network any particular individual banner, advertisement, or listing, not, however, that it can cancel the entire Agreement. The quoted provision is part of a paragraph concerning advertisement content7. Provisions for termination of the entire Agreement are found elsewhere and all use the language "terminate the Agreement". These provisions, which deal with non-payment, change of control, insolvency, and material breach, are not applicable here.8

         The contract appears unambiguous. Where the parties have used the phrase "terminate the Agreement" to refer to a complete cessation of the business relationship, it defies logic to accept the assertion that "cancel and remove ... any Advertisement" also refers to a complete cessation on the business relationship. Thus, HotJobs appears very likely to prove that DCI breached the contract.9

         Specific performance is the appropriate remedy for breach of contract only where money damages are an inadequate remedy. 10 The Court recognizes that specific performance of contracts involving the provision of services is generally disfavored in Virginia. Equity will not entertain suits for specific performance of contracts for acts involving skill, labor, and judgment. SEE Wampler v. Wampler, 71 Va. (30 Gratt) 454 (1878). While the Virginia Supreme Court has awarded an injunction PROHIBITING advertising, SEE BLACK & WHITE CARS, INC. V. GROOME TRANSPORTATION, 247 Va. 426 (1994) (discussed INFRA), no Virginia court has issued an injunction REQUIRING advertising as a remedy for breach of an advertising contract. 11

         However, at the preliminary injunction stage, a plaintiff need not prove that it is entitled to the remedy it seeks. HotJobs need only raise a question "going to the merits so serious, substantial, difficult, and doubtful" as to be fair ground for litigation. MULTI-CHANNEL TV CABLE CO. V. CHARLOTTESVILLE QUALITY CABLE Op.Co. 22 F.3d 546, 551-552 (4th Cir. 1994) (applying Virginia law).

         HotJobs argues that it will be difficult if not impossible to quantify its damages, thus justifying injunctive relief. DCI suggests that perhaps the appropriate measure is the additional cost (if any) to HotJobs of similar advertising that reaches the same number of "eyeballs", according to Internet Media Metrix rankings12. This type of calculation is inappropriate in this case because HotJobs' revenue is not determined by the number of "eyeballs" that see their advertisements or job listings, or even the number of people who visit their own website. HotJobs' revenue is derived primarily from employers who pay to list job openings on HotJobs' website. The ISPs and their websites that comprise the distribution network, AOL in particular, have name recognition among the general public (and hence employers in general) that far outweighs their "eyeball" percentages in the Media Metrix rankings. Thus, advertising on other combinations of websites reaching the same number of "eyeballs" is not an

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economically interchangeable alternative as would be required to defeat specific performance. SEE VAN WAGNER ADVERTISING CORP. V. S & M ENTERPRISES 492 N.E. 2d 756 (N.Y. 1986).

         Neither party has suggested any way to determine the number of employers who would have listed job openings with HotJobs if DCI had performed the contract, giving HotJobs access to its prestigious distribution network, but now will not because HotJobs' advertisements and job listings cannot appear on that network in any meaningful capacity13.

         Nor has any way to value HotJobs' loss of competitive position to Monster, which now has exclusive access to that network, or HotJobs' loss of prestige been offered14. Money damages are inadequate to compensate an aggrieved party for competitive injuries, such as loss of customers to a competitor. SEE MULTI-CHANNEL, 22 F.3d at 551-552. HotJobs has met its burden of raising a serious and substantial question of its entitlement to specific performance.

         THE LIKELIHOOD OF IRREPARABLE HARM TO THE PLAINTIFF IF THE INJUNCTION IS DENIED.

         HotJobs relies on three primary factors to support its claim of irreparable harm. First, it asserts that the 78% Internet market share of DCI's distribution network makes the opportunity to have its advertisements and job listings published by DCI under this Agreement a unique opportunity. It is undisputed that HotJobs cannot otherwise reach the same distribution network because any substantively similar alternative advertising contract would now be precluded by AOL's exclusive arrangement with Monster. DCI presented evidence disputing HotJobs' assertions concerning market share15, and argues that the opportunity is not sufficiently unique to make the harm irreparable because HotJobs can display its advertisements and job listings on the Internet through arrangements with other websites and ISPs that reach even more total "eyeballs".16 While DCI is correct that the loss of an advertising opportunity that is economically interchangeable with some other available advertising opportunity does not constitute irreparable harm even when the lost opportunity has some unique properties, SEE VAN WAGNER, 67 N.Y.2d at 192, the testimony of the witnesses - HotJobs' expert, Dr. Peter Sealey, in particular leads the Court to conclude that there is no other available advertising opportunity that is economically interchangeable with the HotJobs-DCI agreement, which would place HotJobs advertisements and job listings on websites SOME PART of which are visited by 78% of Internet users.

         Second, HotJobs argues that an injunction is appropriate because it will be difficult, if not impossible, to quantify its damages. There is substantial support in Virginia for the proposition that irreparable harm is sustained, and injunctive relief appropriate, when it would be very difficult or impossible to quantify monetary damages with precision. In BLACK & WHITE CARS, INC. V. GROOME TRANSPORTATION, 247 Va. 426 (1994), taxicab companies sought an injunction prohibiting a passenger shuttle operator from advertising in the "taxicabs" section of the Yellow Pages in violation of a local statute prohibiting any but licensed cab companies from so advertising. The Supreme Court opined that an injunction was appropriate, in part, because of the difficulty of ascertaining with precision the monetary damages suffered by the cab companies. ID. at 432. In SENIORS COALITION, INC. V. SENIORS FOUND., 1996 WL 1065556 (Va. Cir. Ct. (Fairfax, J. Rousch) June 10, 1996), the Court entered an injunction prohibiting one non-profit entity from using another's mailing list partially because "the Court [could not] conclude that money damages will be adequate to make the [plaintiff] whole ... [because] it will be nearly impossible for the plaintiffs to quantify the amount of donations not made to the

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[plaintiff] by confused or irate donors." Id. at *5. See also, MULTI-CHANNEL, 22
F.3d at 551-552; BLACKWELDER FURNITURE CO. V. SEILIG MFG. CO., 550 F.2d 189, 197 (4th Cir. 1977).

         Finally, HotJobs argues that the harm must be remedied immediately, as opposed to when this case matures for trial, because of the volatile nature of the Internet industry. While a federal court did hold that, in the Internet services industry, "enormous changes can occur during extremely short periods; and exclusion from the industry could destroy [a party's] future in that industry," SPRINT CORP. V. DEANGELO, 12 F. Supp. 2d 1188, 1195 (D. Kan 1998), it is clear that exclusion from the industry is not at issue here. However, the Fourth Circuit, applying Virginia law has found that "when the failure to grant preliminary relief creates the possibility of permanent loss of customers to a competitor or the loss of goodwill, the irreparable injury prong is satisfied." MULTI-CHANNEL TV CABLE CO. V. CHARLOTTESVILLE QUALITY CABLE OP. CO., 22 F. 3d 546, 552 (4th Cir. 1994). SEE ALSO, R.J. REYNOLDS TOBACCO CO. V. PHILIP MORRIS, INC., 60 F. Supp. 2d 502 (M.D.N.C. 1999) (holding that cigarette-maker Philip Morris's plan to control 75% of available display space and signage for cigarettes would cause other cigarette companies irreparable harm in lost goodwill, lost advertising opportunities, and harm to their competitive positions in the industry, and issued a preliminary injunction prohibiting implementation of the plan).17

         THE LIKELIHOOD OF IRREPARABLE HARM TO THE DEFENDANT IF THE INJUNCTION IS GRANTED

         DCI presented no argument concerning irreparable harm to it if the injunction is granted. The testimony of Paul DeBenedictus, President and Chief Executive Officer of DCI, was that DCI itself would simply collect the $540,000 that the Advertising Agreement calls for HotJobs to pay. It seems evident that any injury may be suffered by DCI's parent, AOL, which might find itself in breach of its exclusive agreement with Monster. Yet, such an injury would flow from DCI's own wrongdoing and therefore DCI can hardly complain that it will suffer irreparable injury if a preliminary injunction is issued because it brought the harm on itself. SEE OPTICIANS ASS'N OF AMERICA V. INDEPENDENT OPTICIANS OF AMERICA, 920 F.2d 187, 197 (3rd Cir. 1990).

                              THE PUBLIC INTEREST

         Courts outside Virginia have held that the First Amendment precludes compelling newspapers to publish specific advertising. ASSOCIATES & ALDRICH CO.
V. TIMES MIRROR CO., 440 F.2d 133 (9th Cir. 1971); WISCONSIN ASS'N OF NURSING HOMES, INC. V. JOURNAL CO., 92 Wis.2d 709 (Ct. App. 1979). However, those cases may be differentiated from this one on two bases. First, by the fact that the newspapers in question had not contracted to publish the advertiser's material, and, second, because the newspapers were objecting to specific content of the advertisements, which DCI is not. The First Amendment does not bar the Court from ordering specific performance of this contract because the Court would not be compelling DCI to speak in any manner that it had not already contracted to speak.

         If the injunction is issued, the third parties who might be harmed are AOL and Monster.com. Any harm to AOL is discussed in the previous section. If Monster.com is harmed because it does not get the benefit of its bargain with AOL - exclusive access to the distribution network - it has a contract remedy against AOL. HotJobs has no contractual relationship with either AOL or Monster.

         Conversely, if the injunction is not issued, those employers who placed ads with HotJobs in reliance on HotJobs being able to advertise on the distribution network and to place their job listings on the distribution network may not get the benefit of their bargain.18

         Finally, if an injunction is not issued, other Internet advertising providers may conclude that they may breach contracts with their advertisers with impunity if a "better deal" presents itself, because their advertisers have no meaningful remedy given the difficulty of proving money damages with specificity. It is in the public interest to make it clear that Virginia courts will not hesitate to enforce contracts freely entered into by the parties thereto.

                                   CONCLUSION

         The Court finds that there is a considerable likelihood that HotJobs will suffer irreparable harm - because it will be difficult or impossible to precisely ascertain the amount of its damages and because it is likely to lose customers to its main competitor - if injunctive relief is not granted, and because of a complete paucity of evidence that DCI will suffer any irreparable injury if it is granted. The Court further finds that, although HotJobs may not be awarded specific performance at trial, at this point there is a substantial likelihood that it will prevail on the merits. The Court finds no important public interest to be adversely affected if an injunction issues. Therefore, this Court will issue a preliminary injunction requiring DCI to perform its contract with HotJobs while this case is pending. The parties will set the matter for trial at the earliest date convenient.


         The Court recognizes that this mandatory injunction may require it to supervise the parties' performance under the Agreement. DCI's suggestion in its post-hearing brief that this obligation would be a particularly onerous one because it might cancel each and every one of the thousands of individual ads placed by HotJobs suggests to the Court an intention to proceed in bad faith. The Court strongly cautions the parties that, under Virginia law, contractual discretion may not be exercised in bad faith. VIRGINIA VERMICULITE, 156 F.3d at
542. The Court further cautions the parties that sanctions under Va. Code ss. 8.01-270.1 will be awarded against any party that files a motion or opposition thereto premised upon an argument without basis in law or fact.

         An order granting the Preliminary Injunction is enclosed. It will become effective upon the placement of a bond by HotJobs in the amount of $100,000.

                                Very truly yours,

                                /s/ R. Terrence Ney

                                R. Terrence Ney

RTN:em



-------------------------------------------------------------------------------
END NOTES

         1 The Court declines to make a finding as to which of the parties was responsible for the delay as it is not necessary to the decision of the issue before the Court.

         2 DCI alleges that HotJobs never provided them with a usable datafeed. HotJobs alleges that DCI's technical staff claimed to be too busy with Y2K testing to resolve the difficulties with the datafeed and told it they would assist HotJobs after the new year. Again, the Court declines to make a finding as to which of the parties was responsible for the delay as it is not necessary to the decision of the issue before the Court.

         3 It also tries to characterize the placement of its advertisements on the distribution network sites as the lease of prime "virtual real estate", doubtless to recall to the Court the use of special performance in connection with real estate contracts. The Court finds this analogy unpersuasive.

         4 SEE CHRISTIAN DEFENSE FUND V. STEPHEN WINCHELL & ASSOC. 1998 WL 972334 at *1 (Va. Cir. Ct. (Fairfax, J. Thatcher) Sept. 14, 1998); SENIORS COALITION, INC. V. SENIORS FOUND., 1996 WL 1065556, at *4 (Va. Cir. Ct. (Fairfax, J. Rousch) June 10, 1996)

         5 Although the Bill of Complaint contains only a demand for specific performance, a court of equity may award money damages. When a bill in chancery presents a good ground for equitable relief and the court has actual jurisdiction over the parties, the court is vested with the sound discretion to give complete relief, including the administration of legal remedies, in the chancery case. IRON CITY BANK V. ISAACSEN, 158 Va. 609, 624-25 (1932). SEE ALSO, ADVANCED MARINE ENTERPRISES, INC. V. PRC, INC., 256 Va. 106 (1998). This remains true even where the proof at trial shows that the complainant is not entitled to the equitable relief. IRON CITY BANK at 625-626.

         6 The testimony concerning industry custom and usage relating to such clauses is not persuasive as to one conclusion or the other because the Agreement itself is unambiguous on its face.

         7 The right to "cancel and REMOVE" is important because, under the Agreement, HotJobs' content advertisements, banners and listings which change with great frequency - was supposed to be uploaded to the distribution network on a regular schedule without any DCI employee examining the content, unlike newspaper advertisements, which are seen by the typesetters, etc., who could omit them from publication if the content were obscene, obviously libelous, or otherwise problematic to the newspaper.


         8 In this litigation DCI belatedly attempts to assert that, on December 2, 1999, HotJobs called certain of its employees and threatened to issue a press release concerning the DCI-HotJobs Agreement; that issuing such a press release without DCI's consent would be a breach of the Agreement, and that the 30-day cancellation letter was sent in response to this "announced repudiation of the contract". However, the absence of any mention of any alleged breach or "repudiation" in the contemporaneous correspondence, together with the testimony of the witnesses, leads the Court to find that the doctrine of anticipatory breach is inapplicable here and that DCI may not rely upon it.

         9 To the extent that DCI argues that it is removing and canceling each and every one of the thousands of as yet unsubmitted individual advertisements, that argument is infirm because DCI would be exercising its contractual discretion in bad faith. The Fourth Circuit, interpreting Virginia contract law, held that "[a]lthough the duty of good faith does not prevent a party from exercising its explicit contractual rights, a party may not exercise contractual discretion in bad faith." VIRGINIA VERMICULITE, LTD. V. W.R. GRACE & CO., 156 F.3d 535,542 (4th Cir. 1998). The provision at issue authorizes the use of contractual discretion. Removing all advertisements not because of a problem with the content of the advertisements themselves but to take advantage of a more lucrative arrangement with a competitor would be an egregious example of bad faith.

         10 DCI argues that a limitation of liability provision in the agreement defeats HotJobs's claim. The Agreement contains a limitation of liability provision stating that "DCI SHALL NOT IN ANY EVENT BE LIABLE TO ADVERTISER UNDER THIS AGREEMENT FOR MORE THAN THE AMOUNT TO BE PAID BY ADVERTISER DURING THE YEAR IN WHICH THE LIABILITY ACCRUES." While such provision effectively limits the amount of money damages HotJobs may seek, SEE AMERICAN CLASSIC LAND DEV, CORP.
V. DREAM HOMES, INC., 1992 WL 884686 (Va. Cir. Ct. 1992), it does not serve to preclude injunctive relief.

         11 Authority from other jurisdictions is instructive, but not conclusive. In GOLD V. ZIFF COMM. CO., 553 N.E.2d 404 (Ill. App. Ct. 1989), the Illinois Court of Appeals upheld a preliminary injunction requiring PC Magazine, which it implied was, at that time, a unique advertising opportunity for sellers of computerware, to continue to publish advertisements in compliance with its contract with PC Brand - a computerware supplier - during the pendency of a breach of contract action.

         Other courts have found damages to be an appropriate remedy for a publisher's breach of an advertising contract. SEE VAN WAGNER ADVERTISING CORP.
V. S & M ENTERPRISES, 492 N.E. 2d 756 (N.Y. 1986); BODY RUSTPROOFING, INC. V. MICHIGAN BELL TEL. CO., 385 N.W. 2d 797 (Mich. 1985); ALPHA ONE V. NYNEX INFORMATION RESOURCES CO., 1994 WL 879488 (Mass. Super. May 23, 1994). However, only in VAN WAGNER was the specific performance a remedy sought by the plaintiff, or even a remedy available in the specific factual circumstances of the case. In that case, the New York Court of Appeals held that money damages rather than specific performance was the appropriate remedy for an advertiser denied use of unique billboard space in breach of an advertising contract. The Court held that uniqueness of advertising space did not dictate specific performance. Rather the pivotal issue is economic interchangeability with other advertising opportunities. VAN WAGNER, 492 N.E.2d at 758. However it also held that specific performance would be appropriate if the value of the advertising space could not be fixed with reasonable certainty. VAN WAGNER, 492 N.E.2d at 758-761.

         12 Media Metrix is a service that count the number of unique visits to websites each month. It is the functional equivalent of television's Nielsen ratings, although it is more precise because its results are not derived from sampling.

         13 DCI asserts that HotJobs could place ads on DCI's website in areas other than the "Jobs and Careers" area. Such advertising is in no way equivalent to that contemplated under the Agreement.

         14 DCI argued that HotJobs could not credibly assert that the DCI contract was important to its prestige because HotJobs did not list the Agreement as one of its important business alliances in its SEC filing or in certain other public statements. DCI fails to acknowledge that the Agreement expressly provided that HotJobs could not make any public statements about the existence of the Agreement without the approval of DCI. This provision would not, however, preclude HotJobs from telling a potential client where its ads and listings would be appearing.

         15 DCI places great emphasis on the fact that HotJobs' contract was with DCI, whose website has only 4.09 million unique visitors per month - placing it as number 45 among websites (domains) with most unique visits. DCI ignores the portion of the Agreement that placed HotJobs' listings in ClassifiedPlus, which may be accessed from AOL, Netscape, Compuserve and MCI WorldCom's websites and portals.

         16 HotJobs devoted considerable time at the hearing to its argument that it has effectively lost any chance of reaching the 20 million AOL subscribers - one quarter of all Internet users. While DCI is technically correct that anyone accessing the Internet via AOL can access the HotJobs website without technical difficulty, they ignore the fundamental difference between how those persons are currently able to access the HotJobs website at present and how they could have accessed it had the contract been performed (or how the Monster website can currently be accessed). In order to access the HotJobs website now, the individual must have previous knowledge from some other source that there is an employment listings website called "hotjobs.com", so the individual can type in the name of the website. If the contract had been performed, any person following links to the jobs and careers sections, or the ClassifiedPlus database, would have been presented with HotJobs information and links to its website without previously knowing HotJobs' name.

         17 See also PHILIP MORRIS, INC. V. PITTSBURGH PENGUINS, INC. ET AL, 589
F. Supp. 912 (W.D. Pa. 1983) aff'd, 738 F. 2d 424 (3d Cir. 1984); ROSS-SIMMS OF
WARWICK, INC. V. BACCARAT, INC., 66 F. Supp. 2d 317 (D.R.I. 1999).


         18 No evidence was presented as to any such reliance, however.

VIRGINA:

                     IN THE CIRCUIT COURT OF FAIRFAX COUNTY

HOTJOBS.COM, LTD. :
:
         Complainant :
:
v.                                          :        CHANCERY NO.164237
                                                              :
DIGITAL CITY, INC.                                            :
                                                              :
         Defendant                                            :


PRELIMINARY INJUNCTION

         THIS case came before the Court on January 31 and February 1, 2000, on Complainant's Motion for a Preliminary Injunction. For the reasons stated in the Court's letter opinion of this date, it is hereby

         ORDERED that, pending trial of this suit on the merits, the parties shall perform the Advertising Agreement between them according to its terms; and it is

         FURTHER ORDERED that such performance shall begin immediately upon the Plaintiff posting a cash or approved corporate surety bond with the Clerk of this Court in the amount of $100,000.

         ENTERED this 8TH day of March, 2000.




                                              /S/ Judge R. Terrence Ney
                                              --------------------------
                                              Judge R. Terrence Ney

Endorsement of this Order by counsel of record for the parties is waived in the discretion of the Court pursuant to Rule 1:13 of the Rules of the Virginia Supreme Court.